PRICING SUPPLEMENT
Dated February 23, 2023
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-261476
(To Prospectus dated December 29, 2021,
Prospectus Supplement dated December 29, 2021,
Underlier Supplement dated December 29, 2021
and Product Supplement dated December 29, 2021)

The Bank of Nova Scotia $3,465,000 Market Linked Notes
Linked to the Dow Jones Industrial Average® due February 27, 2026
Investment Description
The Bank of Nova Scotia Market Linked Notes (the “Notes”) are senior unsecured debt securities issued by The Bank of Nova Scotia (“BNS” or the “issuer”) linked to the performance of the Dow Jones Industrial Average® (the “underlying”). The amount you receive at maturity will be based on the direction and percentage change in the level of the underlying from the trade date to the final valuation date (the “underlying return”) and whether the closing level of the underlying on the final valuation date (the “final level”) is less than the closing level of the underlying on the trade date (the “initial level”). If the underlying return is positive, BNS will pay you a cash payment per Note at maturity equal to the principal amount plus a percentage return equal to the lesser of (a) the underlying return multiplied by the participation rate of 100.00% and (b) the maximum gain. If the underlying return is zero or negative, BNS will pay you a cash payment per Note at maturity equal to the principal amount. Repayment of principal applies only if the Notes are held to maturity. Investing in the Notes involves significant risks. The payment at maturity will be greater than the principal amount only if the underlying return is positive. The Notes do not pay interest. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of BNS. If BNS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire investment in the Notes.

Features
❑
Exposure to Positive Underlying Return up to the Maximum Gain: At maturity, the Notes provide exposure to any positive underlying return multiplied by the participation rate of 100.00%, up to the maximum gain.

❑
Repayment of Principal Amount at Maturity: If the underlying return is zero or negative, BNS will pay you a cash payment per Note at maturity that is equal to the principal amount, subject to the creditworthiness of BNS. Repayment of principal applies only if the Notes are held to maturity.

Key Dates
Trade Date*	February 23, 2023
Settlement Date*	February 28, 2023
Final Valuation Date**	February 24, 2026
Maturity Date**	February 27, 2026
*
We expect to deliver the Notes against payment on the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two business days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade

**	Subject to postponement in the event of a market disruption event, as described under “Additional Terms of the Securities” herein.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The payment at maturity will be greater than the principal amount only if the underlying return is positive. Additionally, investors are also subject to the credit risk inherent in purchasing a debt obligation of BNS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.
You should carefully consider the risks described under “Key Risks” beginning on page P-3 herein and under “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 7 of the accompanying prospectus. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on your Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
Note Offering
The return on the Notes is subject to, and will not exceed, the “maximum gain” or the corresponding “maximum payment at maturity per Note”.
Underlying	Bloomberg Ticker	Maximum Gain	Maximum Payment at Maturity per Note	Participation Rate	Initial Level	CUSIP	ISIN
Dow Jones Industrial Average®	INDU	24.70%	$1,247.00	100.00%	33,153.91	06417YEJ4	US06417YEJ47
The initial estimated value of your Notes at the time the terms of your Notes were set on the trade date was $957.60 per principal amount, which is less than the issue price to public listed below. See “Additional Information Regarding Estimated Value of the Notes” herein and “Key Risks” beginning on page P-3 of this document for additional information. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy.
See “Additional Information about BNS and the Notes” on page P-ii. The Notes will have the terms set forth in the accompanying product supplement dated December 29, 2021, underlier supplement dated December 29, 2021, prospectus supplement dated December 29, 2021, prospectus dated December 29, 2021 and this document.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying product supplement, underlier supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.
The Notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the U.S. or any other jurisdiction. The Notes are not bail-inable debt securities under the CDIC Act.
Offering of Notes	Issue Price to Public		Underwriting Discount(1)(2)		Proceeds to The Bank of Nova Scotia(1)(2)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the Dow Jones Industrial Average®	$3,465,000.00	$1,000.00	$86,625.00	$2.50	$3,378,375.00	$975.00
(1)
Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, has agreed to purchase the Notes at the principal amount and, as part of the distribution of the Notes, has agreed to sell the Notes to UBS Financial Services Inc. (“UBS”) at the discount specified in the table above. See “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” herein for additional information.

(2)
UBS or one of its affiliates is to conduct hedging activities for us in connection with the Notes. These amounts exclude any profits to UBS, BNS or any of our or their respective affiliates from hedging. See “Key Risks” and “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” herein for additional considerations relating to hedging activities.

Scotia Capital (USA) Inc.	UBS Financial Services Inc.

Additional Information about BNS and the Notes
You should read this pricing supplement together with the prospectus dated December 29, 2021, as supplemented by the prospectus supplement dated December 29, 2021, the underlier supplement dated December 29, 2021 and the product supplement (Market-Linked Notes, Series A) dated December 29, 2021, relating to our Senior Note Program, Series A, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement.
The Notes may vary from the terms described in the accompanying prospectus, prospectus supplement, underlier supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the accompanying underlier supplement; fourth, the accompanying prospectus supplement; and last, the accompanying prospectus. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein, in “Additional Risk Factors Specific to the Notes” of the accompanying product supplement and in “Risk Factors” of the accompanying prospectus supplement and of the accompanying prospectus, as the Notes involve risks not associated with conventional debt securities.
We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes in light of your particular circumstances.
You may access these documents on the SEC website at www.sec.gov as follows:
♦	Product Supplement (Market-Linked Notes, Series A) dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007899/bn56675857-424b2.htm
♦	Underlier Supplement dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007901/bn56408660-424b2.htm
♦	Prospectus Supplement dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007897/bn56815298-424b3.htm
♦	Prospectus dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/9631/000119312521368646/d240752d424b3.htm
References to “BNS”, “we”, “our” and “us” refer only to The Bank of Nova Scotia and not to its consolidated subsidiaries and references to the “Market Linked Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “accompanying product supplement” mean the BNS product supplement, dated December 29, 2021, references to the “accompanying underlier supplement” mean the BNS underlier supplement, dated December 29, 2021, references to the “accompanying prospectus supplement” mean the BNS prospectus supplement, dated December 29, 2021 and references to the “accompanying prospectus” mean the BNS prospectus, dated December 29, 2021.
BNS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, BNS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case BNS may reject your offer to purchase.

P-ii

Investor Suitability
The Notes may be suitable for you if:
♦	You fully understand and are willing to accept the risks inherent in an investment in the Notes.
♦	You are willing to make an investment that may not provide any positive return on investment.
♦
You believe that the level of the underlying will appreciate over the term of the Notes and that the percentage of appreciation, when multiplied by the participation rate, is unlikely to exceed the maximum gain indicated on the cover hereof.

♦	You understand and accept that your potential return is limited to the maximum gain and you are willing to invest in the Notes based on the maximum gain indicated on the cover hereof.
♦	You are willing to invest in the Notes based on the participation rate indicated on the cover hereof.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying.
♦	You do not seek current income from your investment and are willing to forgo any dividends paid on the stocks comprising the underlying (the “underlying constituents”).
♦	You understand and are willing to accept the risks associated with the underlying.
♦	You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.
♦
You are willing to assume the credit risk of BNS for all payments under the Notes, and understand that if BNS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:
♦	You do not fully understand or are not willing to accept the risks inherent in an investment in the Notes.
♦	You are unwilling to make an investment that may not provide any positive return on investment.
♦
You believe that the level of the underlying will decline during the term of the Notes or you believe that the level of the underlying will appreciate over the term of the Notes by more than the maximum gain indicated on the cover hereof.

♦	You seek an investment that has unlimited return potential without a cap on appreciation or you are unwilling to invest in the Notes based on the maximum gain indicated on the cover hereof.
♦	You are unwilling to invest in the Notes based on the participation rate indicated on the cover hereof.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying.
♦	You do not understand or are not willing to accept the risks associated with the underlying.
♦	You seek current income from your investment or prefer to receive any dividends paid on the underlying constituents.
♦	You are unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of BNS for all payments under the Notes, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying” herein for more information on the underlying. You should also review “Key Risks” herein and the more detailed “Additional Risk Factors Specific to the Notes” in the accompanying product supplement for risks related to an investment in the Notes.

Final Terms
Issuer	The Bank of Nova Scotia
Issue	Senior Note Program, Series A
Agents	Scotia Capital (USA) Inc. (“SCUSA”) and UBS Financial Services Inc. (“UBS”)
Principal Amount	$1,000 per Note
Term	Approximately 3 years.
Underlying	Dow Jones Industrial Average®
Maximum Gain	24.70%
Maximum Payment at Maturity per Note	$1,247.00
Participation Rate	100.00%
Payment at Maturity (per Note)	If the underlying return is positive, BNS will pay you an amount in cash equal to:
$1,000 × (1 + the lesser of (a) Underlying Return × Participation Rate and (b) Maximum Gain)
If the underlying return is zero or negative, BNS will pay you an amount in cash equal to: Principal Amount of $1,000

The payment at maturity will be greater than the principal amount only if the underlying return is positive. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of BNS.

Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Level − Initial Level Initial Level
Initial Level(1)	The closing level of the underlying on the trade date, as indicated of the cover hereof.
Final Level(1)	The closing level of the underlying on the final valuation date
(1) As determined by the calculation agent and as may be adjusted as described under “Additional Terms of the Notes” herein.
Business Day	A day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law to close
Tax Redemption
Notwithstanding anything to the contrary in the accompanying product supplement, the provision set forth under “General Terms of the Notes—Payment of Additional Amounts” and “General Terms of the Notes—Tax Redemption” shall not apply to the Notes

Canadian Bail in	The Notes are not bail-inable debt securities under the CDIC Act
Terms Incorporated
All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this pricing supplement, and for purposes of the foregoing, references herein to “underlying”, “underlying constituents” and “underlying return” mean “reference asset”, “reference asset constituents” and “reference asset return”, respectively, each as defined in the accompanying product supplement. In addition to those terms, the following two sentences are also so incorporated into the master note: BNS confirms that it fully understands and is able to calculate the effective annual rate of interest applicable to the Notes based on the methodology for calculating per annum rates provided for in the Notes. BNS irrevocably agrees not to plead or assert Section 4 of the Interest Act (Canada), whether by way of defense or otherwise, in any proceeding relating to the Notes.

Investment Timeline
Trade Date	The initial level is observed and the final terms of the Notes are set.

Maturity Date
The final level is observed on the final valuation date and the underlying return is calculated.
If the underlying return is positive, BNS will pay you an amount in cash per Note equal to:
$1,000 × (1 + the lesser of (a) Underlying Return × Participation Rate and (b) Maximum Gain)
If the underlying return is zero or negative, BNS will pay you an amount in cash per Note equal to:
Principal Amount of $1,000
The payment at maturity will be greater than the principal amount only if the underlying return is positive. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of BNS.

Investing in the Notes involves significant risks. Repayment of principal applies only if the Notes are held to maturity. The payment at maturity will be greater than the principal amount only if the underlying return is positive. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of BNS. If BNS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment in the Notes.

Key Risks
An investment in the Notes involves significant risks. Some of the key risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes under “Additional Risk Factors Specific to the Notes” of the accompanying product supplement and “Risk Factors” of the accompanying prospectus supplement and of the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes in light of your particular circumstances.
Risks Relating to Return Characteristics
♦
You may not receive any positive return — If the underlying return is zero or negative, the amount that you receive at maturity will be limited to the principal amount of your Notes and you will not earn any positive return on your investment in the Notes. The return of your principal amount at maturity will not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

♦
The stated payout from the issuer applies only at maturity — You should be willing to hold your Notes to maturity. The stated payout by the issuer is available only if you hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your investment in the Notes even if the then-current level of the underlying is greater than the initial level. All payments on the Notes are subject to the credit risk of BNS.

♦
The participation in any positive underlying return, subject to the maximum gain, applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the participation in any positive underlying return, subject to the maximum gain, and the percentage return you realize may be less than the then-current underlying return multiplied by the participation rate, even if such percentage return is positive and less than the maximum gain. You can receive the full benefit of the participation in any positive underlying return, subject to the maximum gain, only if you hold your Notes to maturity.

♦
Your potential return on the Notes is limited to the maximum gain — The return potential of the Notes is limited to the maximum gain. Therefore, you will not benefit from any positive underlying return in excess of an amount that, when multiplied by the participation rate, exceeds the maximum gain and your return on the Notes may be less than that of a hypothetical direct investment in the underlying.

♦	No interest payments — BNS will not pay any interest with respect to the Notes.
♦
Owning the Notes is not the same as owning the underlying constituents — The return on your Notes may not reflect the return you would realize if you actually owned the underlying constituents. For instance, you will not benefit from any positive underlying return in excess of an amount that, when multiplied by the participation rate, exceeds the maximum gain. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions paid to holders of the underlying constituents during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Notes. In addition, as an owner of the Notes, you will not have voting rights or any other rights that a holder of the underlying constituents may have.

Risks Relating to Characteristics of the Underlying
♦
Market risk — The return on the Notes, which may be negative, is directly linked to the performance of the underlying and indirectly linked to the performance of the underlying constituents, and will depend on whether, and the extent to which, the underlying return is positive or negative. The level of the underlying can rise or fall sharply due to factors specific to the underlying, its underlying constituents and their issuers (each, an “underlying constituent issuer”), such as stock price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and levels, interest rates and economic, political and other conditions. In recent years, the COVID-19 pandemic has caused volatility in the global financial markets and a slowdown in the global economy. COVID-19 or any other communicable disease or infection may adversely affect the underlying constituent issuers and, therefore, the underlying. You, as an investor in the Notes, should conduct your own investigation into the underlying and underlying constituents.

♦
There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of the underlying will rise or fall and there can be no assurance that the final level will be greater than the initial level. The performance of the underlying from the initial level to the final level will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituents. You should be willing to accept the risks of owning equities in general and the underlying constituents in particular, and the risk of not receiving a positive return on the Notes.

♦
The underlying reflects price return, not total return — The return on your Notes is based on the performance of the underlying, which reflects the changes in the market prices of the underlying constituents. Your Notes are not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on the underlying constituents. The return on your Notes will not include such a total return feature or any dividend component.

♦
Changes affecting the underlying could have an adverse effect on the market value of, and any amount payable on, the Notes — The policies of the sponsor of the underlying, as specified under “Information About the Underlying” herein (the “index sponsor”), concerning additions, deletions and substitutions of the underlying constituents and the manner in which the index sponsor takes account of certain changes affecting those underlying constituents may adversely affect the level of the underlying. The policies of the index sponsor with respect to the calculation of the underlying could also adversely affect the level of the underlying. The index sponsor may discontinue or suspend calculation or dissemination of the underlying. Any such actions could have an adverse effect on the market value of, and any amount payable on, the Notes.
♦
BNS and the Agents cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests — None of BNS, UBS or our or their respective affiliates are affiliated with the index sponsor or have any ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying. The index sponsor is not involved in the Notes offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of, and any amount payable on, the Notes.

Risks Relating to Estimated Value and Liquidity
♦
BNS’ initial estimated value of the Notes at the time of pricing (when the terms of your Notes were set on the trade date) is lower than the issue price of the Notes — BNS’ initial estimated value of the Notes is only an estimate. The issue price of the Notes exceeds BNS’ initial estimated value. The difference between the issue price of the Notes and BNS’ initial estimated value reflects costs associated with selling and structuring the Notes, as well as hedging its obligations under the Notes with a third party. Therefore, the economic terms of the Notes are less favorable to you than they would have been if these expenses had not been paid or had been lower.

♦
Neither BNS’ nor SCUSA’s estimated value of the Notes at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities — BNS’ initial estimated value of the Notes and SCUSA’s estimated value of the Notes at any time are determined by reference to BNS’ internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for BNS’ conventional fixed-rate debt securities and the borrowing rate BNS would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, BNS’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for BNS’ conventional fixed-rate debt. If the interest rate implied by the credit spreads for BNS’ conventional fixed-rate debt securities, or the borrowing rate BNS would pay for its conventional fixed-rate debt securities were to be used, BNS would expect the economic terms of the Notes to be more favorable to you. Consequently, the use of an internal funding rate for the Notes increases the estimated value of the Notes at any time and has an adverse effect on the economic terms of the Notes.

♦
BNS’ initial estimated value of the Notes does not represent future values of the Notes and may differ from others’ (including SCUSA’s) estimates — BNS’ initial estimated value of the Notes was determined by reference to its internal pricing models when the terms of the Notes were set. These pricing models consider certain factors, such as BNS’ internal funding rate on the trade date, the expected term of the Notes, market conditions and other relevant factors existing at that time, and BNS’ assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions (including the pricing models and assumptions used by SCUSA) could provide valuations for the Notes that are different, and perhaps materially lower, from BNS’ initial estimated value. Therefore, the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) may be materially lower than BNS’ initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

♦
The Notes have limited liquidity — The Notes will not be listed on any securities exchange or automated quotation system.  Therefore, there may be little or no secondary market for the Notes. SCUSA and any other affiliates of BNS intend, but are not required, to make a market in the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because we do not expect that other broker-dealers will participate in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which SCUSA is willing to purchase the Notes from you. If at any time SCUSA does not make a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.

♦
The price at which SCUSA would buy or sell the Notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of the Notes and may be greater than BNS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — SCUSA’s estimated value of the Notes is determined by reference to its pricing models and takes into account BNS’ internal funding rate. The price at which SCUSA would initially buy or sell the Notes in the secondary market (if SCUSA makes a market, which it is not obligated to do) may exceed (i) SCUSA’s estimated value of the Notes at the time of pricing, (ii) any secondary market prices provided by unaffiliated dealers, potentially including UBS, and (ii) depending on your broker, the valuation provided on your customer account statement. The price that SCUSA may initially offer to buy such Notes following issuance will exceed the valuations indicated by its internal pricing models due to the inclusion for a limited period of time of the aggregate value of the costs associated with structuring and selling the Notes, including the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in any secondary market price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)”. Thereafter, if SCUSA buys or sells the Notes it will do so at prices that reflect the estimated value determined by reference to SCUSA’s pricing models at that time. The price at which SCUSA will buy or sell the Notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. The temporary positive differential relative to SCUSA’s internal pricing models arises from requests from and arrangements made by BNS and the Agents. As described above, SCUSA and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. SCUSA reflects this temporary positive differential on its customer account statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers, including UBS.

SCUSA’s pricing models consider certain variables, including principally BNS’ internal funding rate, interest rates (forecasted, current and historical rates), volatility of the underlying, price-sensitivity analysis and the time to maturity of the Notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of the Notes determined by reference to SCUSA’s models, taking into account BNS’ internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. If SCUSA calculated its estimated value of the Notes by reference to BNS’ credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities (as opposed to BNS’ internal funding rate), the price at which SCUSA would buy or sell the Notes (if SCUSA makes a market, which it is not obligated to do) could be significantly lower.
In addition to the factors discussed above, the value and quoted price of the Notes at any time will reflect many factors and cannot be predicted. If SCUSA makes a market in the Notes, the price quoted by SCUSA would reflect any changes in market conditions and other relevant factors, including any deterioration in BNS’ creditworthiness or perceived creditworthiness. These changes may adversely affect the value of the Notes, including the price you may receive for the Notes in any market making transaction. To the extent that SCUSA makes a market in the Notes, the quoted price will reflect the estimated value determined by reference to SCUSA’s pricing models at that time, plus or minus SCUSA’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above). Furthermore, if you sell your Notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Notes in a secondary market sale.
♦
The price of the Notes prior to maturity will depend on a number of factors and may be substantially less than the principal amount — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the underlying over the full term of the Notes, (ii) volatility of the level of the underlying and the prices of the underlying constituents and the market's perception of future volatility of the foregoing, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, (v) dividend yields on the underlying constituents and (vi) time remaining to maturity. In particular, because the provisions of the Notes relating to the payment at maturity behave like options, the value of the Notes will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated level of the underlying and other relevant factors, the market value of the Notes may decrease and you may receive substantially less than the principal amount if you sell your Notes prior to maturity regardless of the level of the underlying at such time.
Risks Relating to Hedging Activities and Conflicts of Interest
♦
Hedging activities by BNS and UBS may negatively impact investors in the Notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Notes — We or one of our affiliates, and UBS or one of its affiliates, have hedged or will hedge our obligations under the Notes. Such hedging transactions may include entering into swap or similar agreements, purchasing shares of the underlying constituents and/or purchasing futures, options and/or other instruments linked to the underlying and/or one or more of the underlying constituents. We, UBS or one or more of our or their respective affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying and/or one or more of the underlying constituents, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the final valuation date. We, UBS or one or more of our or their respective affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked Notes whose returns are linked to changes in the level of the underlying and/or one or more of the underlying constituents. Any of these hedging activities may adversely affect the level of the underlying — directly or indirectly by affecting the price of the underlying constituents — and therefore the market value of the Notes and the amount you will receive on the Notes.

Because UBS, or one of its affiliates, is to conduct hedging activities for us in connection with the Notes, UBS, or its affiliate may profit in connection with such hedging activities. Such profit, if any, will be in addition to the compensation that UBS, or its affiliate, receives for the sale of the Notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for UBS to sell the Notes to you in addition to the compensation they would receive for the sale of the Notes.
You should expect that these transactions will cause BNS and UBS or our or their respective affiliates, or our or their respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Notes. None of BNS, UBS or any of our or their respective affiliates will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Notes, and any of the foregoing may receive substantial returns with respect to these hedging activities while the market value of, and return on, the Notes declines.

♦
We, the Agents and our or their respective affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the underlying constituent issuers and the market activities by us, the Agents or our or their respective affiliates for our or their own respective accounts or for our or their respective clients could negatively impact investors in the Notes — We, the Agents and our or their respective affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, the Agents and/or our or their respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Notes or other securities that we have issued), the underlying constituents, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our or their own respective accounts or for the accounts of our or their respective customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the level of the underlying and/or the value of the Notes. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the underlying constituent issuers, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the level of the underlying and the market for your Notes, and you should expect that our interests and those of the Agents and/or our or their respective affiliates, clients or counterparties, will at times be adverse to those of investors in the Notes.

You should expect that we, the Agents, and our or their respective affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the Notes or other securities that we may issue, the underlying constituents other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Notes. In addition, in connection with these activities, certain personnel within us, the Agents or our or their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Notes.
We, the Agents and our or their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Notes or other securities that we may issue, the underlying constituents or other Notes or instruments similar to or linked to the foregoing. Investors in the Notes should expect that we, the Agents and our or their respective affiliates offer securities, financial instruments, and other products that may compete with the Notes for liquidity or otherwise.
♦
Potential BNS impact on price — Trading or transactions by BNS, the Agents or our or their respective affiliates in the underlying constituents, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying or any underlying constituent may adversely affect the performance of the underlying or applicable underlying constituent and, therefore, the market value of, and any amount payable on, the Notes. See “— Risks Relating to Hedging Activities and Conflicts of Interest — Hedging activities by BNS and UBS may negatively impact investors in the Notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Notes “ for additional information regarding hedging-related transactions and trading.

♦
The calculation agent will have significant discretion with respect to the Notes, which may be exercised in a manner that is adverse to your interests — The calculation agent will be an affiliate of BNS. The calculation agent can postpone the determination of the final level on the final valuation date if a market disruption event occurs and is continuing on that day.

♦
Potentially inconsistent research, opinions or recommendations by BNS or the Agents — BNS, the Agents and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by BNS, the Agents or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying to which the Notes are linked.

Risks Relating to General Credit Characteristics
♦
Credit risk of BNS — The Notes are senior unsecured debt obligations of BNS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal at maturity, depends on the ability of BNS to satisfy its obligations as they come due. As a result, BNS’ actual and perceived creditworthiness may affect the market value of the Notes. If BNS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment in the Notes.

♦
BNS is subject to the resolution authority under the CDIC Act —  Although the Notes are not bail-inable debt securities under the CDIC Act, as described elsewhere in this pricing supplement, BNS remains subject generally to Canadian bank resolution powers under the CDIC Act. Under such powers, the Canada Deposit Insurance Corporation may in certain circumstances take actions that could negatively impact holders of the Notes and result in a loss on your investment. See “Risk Factors — Risks Related to the Bank’s Debt Securities” in the accompanying prospectus for more information.

Risks Relating to Canadian and U.S. Federal Income Taxation
♦
Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “What Are the Tax Consequences of the Notes?” herein.

Hypothetical Examples and Return Table of the Notes at Maturity
The below examples and table are based on hypothetical terms. The actual terms are indicated on the cover hereof.
The examples and table below illustrate the Payment at Maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of analysis):
Term:	Approximately 3 years
Initial Level:	34,000
Participation Rate:	100.00%
Maximum Gain:	24.70%
Range of Underlying Return:	-100% to 50%
Example 1: The Underlying Return is 5.00%.
Because the underlying return is positive and, when multiplied by the participation rate, is less than the maximum gain, the payment at maturity per Note will be calculated as follows:
$1,000 × (1 + the lesser of (a) 5.00% × 100.00% and (b) 24.70%)
= $1,000 × (1 + 5.00%)
= $1,050.00 per Note (a total return of 5.00%)
Example 2: The Underlying Return is 30.00%.
Because the underlying return is positive and, when multiplied by the participation rate, is greater than the maximum gain, the payment at maturity per Note will be calculated as follows:
$1,000 × (1 + the lesser of (a) 30.00% × 100.00% and (b) 24.70%)
= $1,000 × (1 + 24.70%)
= $1,247.00 per Note (a total return of 24.70%)
Example 3: The Underlying Return is 0.00%.
Because the underlying return is zero, the payment at maturity per Note will be equal to the principal amount of $1,000 (a total return of 0.00%).
In this scenario, you will not receive a positive return on your investment in the Notes.
Example 4: The Underlying Return is -10.00%.
Because the underlying return is negative, the payment at maturity per Note will be equal to the principal amount of $1,000 (a total return of 0.00%).
In this scenario, you will not receive a positive return on your investment in the Notes.

Underlying		Payment and Return at Maturity
Final Level	Underlying Return	Payment at Maturity	Note Total Return at Maturity
51,000.00	50.00%	$1,247.00	24.70%
47,600.00	40.00%	$1,247.00	24.70%
44,200.00	30.00%	$1,247.00	24.70%
42,398.00	24.70%	$1,247.00	24.70%
40,800.00	20.00%	$1,200.00	20.00%
39,100.00	15.00%	$1,150.00	15.00%
37,400.00	10.00%	$1,100.00	10.00%
35,700.00	5.00%	$1,050.00	5.00%
34,000.00	0.00%	$1,000.00	0.00%
30,600.00	-10.00%	$1,000.00	0.00%
27,200.00	-20.00%	$1,000.00	0.00%
23,800.00	-30.00%	$1,000.00	0.00%
20,400.00	-40.00%	$1,000.00	0.00%
17,000.00	-50.00%	$1,000.00	0.00%
8,500.00	-75.00%	$1,000.00	0.00%
0.00	-100.00%	$1,000.00	0.00%

Information About the Underlying
All disclosures contained in this document regarding the underlying are derived from publicly available information. BNS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying. You should make your own investigation into the underlying.
The Dow Jones Industrial Average®
We have derived all information contained herein regarding the underlying, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P” or the “sponsor”) and/or its affiliates.
The underlying is a price-weighted index composed of 30 stocks that measures the performance of some of the largest U.S. companies selected at the discretion of an Averages Committee that selects the components as the largest and leading stocks of the sectors that are representative of the U.S. equity market, excluding the transportation and utilities industries. Please see “Indices — The Dow Jones Industrial Average®” in the accompanying underlier supplement for additional information regarding the underlying, S&P and our license agreement with respect to the underlying. Additional information regarding the underlying, including its sectors, sector weightings and top constituents, may be available on S&P’s website.

Historical Information
The graph below illustrates the performance of the underlying for the period from January 1, 2013 through February 23, 2023, based on the daily closing levels as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing level of the underlying on February 23, 2023 was 33,153.91. Past performance of the underlying is not indicative of the future performance of the underlying during the term of the Notes.

What Are the Tax Consequences of the Notes?
The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of Notes with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, BNS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as contingent payment debt instruments (“CPDI”) subject to taxation under the “noncontingent bond method”. If your Notes are so treated, U.S. holders should generally, for each accrual period, accrue original issue discount (“OID”) equal to the product of (i) the “comparable yield” (adjusted for the length of the accrual period) and (ii) the “adjusted issue price” of the Notes at the beginning of the accrual period. This amount should be ratably allocated to each day in the accrual period and includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the CPDI, whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method will result in recognition of income prior to the receipt of cash.
In general, the comparable yield of a CPDI is equal to the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. We have determined that the comparable yield for the Notes is equal to 5.38% per annum, compounded semi-annually.
The adjusted issue price of each Note at the beginning of each accrual period should be equal to the issue price of the Note plus the amount of OID previously includible in the gross income of the U.S. holder in respect of prior accrual periods.
In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes the projected amount for the contingent payment to be made under the CPDI, adjusted to produce the comparable yield. We have determined a projected payment at maturity of $1,173.69 based on an investment of $1,000.
Accordingly, if you are a U.S. holder that acquires a Note at initial issuance and holds it until maturity and you calculate your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary interest income from the Note, not taking into account any positive or negative adjustments you may be required to take into account based on actual payments on such Note (as described below):

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 Note)	Total Interest Deemed to Have Accrued From Original Issue Date (per $1,000 Note) as of End of Accrual Period
Issue Date through June 30, 2023	$18.98	$18.98
June 30, 2023 through December 29, 2023	$27.26	$46.24
December 29, 2023 through June 28, 2024	$27.99	$74.23
June 28, 2024 through December 31, 2024	$29.38	$103.61
December 31 2024 through June 30, 2025	$29.69	$133.30
June 30, 2025 through December 31, 2025	$30.49	$163.78
December 31, 2025 through Maturity Date	$9.91	$173.69

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent amount that we will pay on a Note. Nevertheless, a U.S. holder of the Notes is required to use our projected payment schedule to determine its interest accruals and adjustments, unless such holder determines that our projected payment schedule is unreasonable, in which case such holder must disclose its own projected payment schedule in connection with its U.S. federal income tax return and the reason(s) why it is not using our projected payment schedule.
If the actual amount of the contingent payment at maturity is different from the amount reflected in the projected payment schedule, a U.S. holder is required to make adjustments in its OID accruals under the noncontingent bond method described above when that amount is paid. An adjustment arising from the contingent payment made at maturity that is greater than the assumed amount of such payment is referred to as a “positive adjustment”; an adjustment arising from the contingent payment at maturity that is less than the assumed amount of such payment is referred to as a “negative adjustment”. Any positive adjustment for a taxable year is treated as additional OID income of the U.S. holder. Any net negative adjustment reduces any OID on a Note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of OID accrued in prior years.
In general, a U.S. holder’s basis in is the Notes should be increased by the amount of OID previously accrued by such holder on the Notes. Gain on the taxable disposition of a CPDI generally is treated as ordinary income. Loss, on the other hand, is treated as ordinary loss only to the extent of the U.S. holder’s prior net OID inclusions, and as capital loss to the extent in excess thereof. The deductibility of a capital loss realized on the taxable disposition of a Note is subject to limitations.

A U.S. holder that purchases a Note for an amount other than its adjusted issue price will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. holder’s basis in the Note. Reports to U.S. holders may not include these adjustments. U.S. holders that purchase Notes at other than their adjusted issue price should consult their tax advisor regarding these adjustments.
Investors should consult their tax advisor with respect to the application of the CPDI rules to the Notes.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that your Notes should be treated in the manner described above.
Alternative Characterizations. Because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that the Notes could alternatively be treated pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above. In particular, the IRS might assert that the Notes should be treated as deemed to be redeemed and reissued on any rebalancing of the underlying asset or rollover of, or change to, the underlying constituents, or that OID accruals should be calculated using a different maturity date including due to certain early redemptions.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Non-U.S. Holders. Subject to the “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of BNS).

Material Canadian Income Tax Consequences
See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement for a discussion of the material Canadian income tax consequences of an investment in the Notes. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that a Non-Resident Holder is not an entity in respect of which BNS is a “specified entity” as defined in proposals to amend the Income Tax Act (Canada) (the “Act”) released by the Minister of Finance (Canada) on April 29, 2022 with respect to “hybrid mismatch arrangements”, as defined (the “Hybrid Mismatch Proposals”). In general terms, the Hybrid Mismatch Proposals provide that two entities will be treated as specified entities in respect of one another if one entity, directly or indirectly, holds a 25% equity interest in the other entity, or a third entity, directly or indirectly, holds a 25% equity interest in both entities.
Such discussion further assumes that no amount paid or payable to a Non-Resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Act contained in the Hybrid Mismatch Proposals.
Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all.

Additional Terms of the Notes
The sections “General Terms of the Notes — Market Disruption Events” and “— Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Index; Alternative Calculation Methodology” are superseded and replaced in their entirety with the corresponding sections below.
Market Disruption Events
The calculation agent will determine the closing level (and thereafter the corresponding initial level, final level and/or any other relevant term), as applicable, of the underlying and whether the final level of the underlying is greater than, less than, or equal to the initial level on the final valuation date. If the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing with respect to the underlying, the final valuation date may be postponed. If such a postponement occurs, the calculation agent will determine the closing level by reference to the closing level for the underlying on the first trading day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than eight trading days. If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, the calculation agent will nevertheless determine the closing level on such day. In such an event, the calculation agent will estimate the closing level that would have prevailed in the absence of the market disruption event.
If the calculation agent postpones the final valuation date, the maturity date will be postponed to maintain the same number of business days between the final valuation date and the maturity date as existed prior to the postponement. If the trade date is postponed, the calculation agent may adjust the settlement date and final valuation date (including the maturity date) to ensure that the stated term of the Notes remains the same.
Notwithstanding the occurrence of one or more of the events below, which may constitute a market disruption event, the calculation agent may waive its right to postpone the final valuation date, if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the final level.
Any of the following will be a market disruption event with respect to the underlying , in each case as determined by the calculation agent:
➢
a suspension, absence or material limitation of trading in a material number of underlying constituents (including without limitation any option or futures contract), for more than two hours of trading or during the one hour before the close of trading in the applicable market or markets for such underlying constituents;

➢
a suspension, absence or material limitation of trading in option or futures contracts relating to the underlying or to a material number of underlying constituents in the primary market or markets for those contracts;

➢
any event that disrupts or impairs the ability of market participants in general (i) to effect transactions in, or obtain market values for a material number of underlying constituents or (ii) to effect transactions in, or obtain market values for, futures or options contracts relating to the underlying or a material number of underlying constituents in the primary market or markets for those options or contracts;

➢	a change in the settlement price of any option or futures contract included in the underlying by an amount equal to the maximum permitted price change from the previous day’s settlement price;
➢	the settlement price is not published for any individual option or futures contract included in the underlying;
➢	the underlying is not published; or
➢
in any other event, if the calculation agent determines that the event materially interferes with our ability, UBS’ ability or the ability of any of our respective affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to the Notes that we, UBS or our respective affiliates have effected or may effect or (2) effect trading in the underlying constituents and instruments linked to the underlying generally.

The following events will not be market disruption events with respect to the underlying:
➢
a limitation on the hours or numbers of days of trading in options or futures contracts relating to the underlying or to a material number of underlying constituents in the primary market or markets for those contracts, but only if the limitation results from an announced change in the regular business hours of the applicable market or markets; and

➢
a decision to permanently discontinue trading in the option or futures contracts relating to the underlying, in any underlying constituents or in any option or futures contracts related to such underlying constituents.

For this purpose, an “absence of trading” in those options or futures contracts will not include any time when that market is itself closed for trading under ordinary circumstances.
Discontinuance of the Underlying; Alteration of Method of Calculation
If the index sponsor discontinues publication of the underlying and the index sponsor or any other person or entity publishes a substitute index that the calculation agent both approves of and determines is comparable to the affected index, then calculation agent will determine the closing level of the underlying, underlying return, initial level, final level and/or any other relevant term, as applicable, and the payment at maturity by reference to such successor index. To the extent necessary, the calculation agent will adjust those terms as necessary to ensure cross-comparability of the discontinued and successor index.
Alternatively, if the calculation agent determines that the conditions described above are not met or there is no successor index, then the calculation agent may instead make the necessary determination by reference to a group of stocks, physical commodities, options or futures contracts on physical commodities or another index or indices, as applicable, and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the underlying.
If the calculation agent determines that any underlying constituents or the method of calculating the underlying have been changed at any time in any respect that causes the level of the underlying not to fairly represent the level of the underlying had such changes not been made or that otherwise affects the calculation of the closing levels of the underlying, underlying return, initial level, final level and/or any other relevant term, as applicable, or the payment at maturity, then the calculation agent may make adjustments in the method of calculating the underlying that it believes are appropriate to ensure that the underlying return used to determine the amount payable on such payment date is equitable or make adjustments in the method of calculating the underlying that it believes are appropriate to offset, to the extent practical, any change in your economic position as a holder of the Notes that results solely from such event to achieve an equitable result.
Examples of any such changes that may cause the calculation agent to make the foregoing adjustment include, but are not limited to, additions, deletions or substitutions and any reweighting, rebalancing or reconstitution of the underlying constituents, changes made by the index sponsor under its existing policies or following a modification of those policies, changes due to the publication of a successor index, changes due to events affecting one or more of the underlying constituents or their issuers or any other underlying constituents, as applicable, or changes due to any other reason. All determinations and adjustments to be made with respect to the closing levels of the underlying, underlying return, initial level, final level and/or any other relevant term, as applicable, and the payment at maturity or otherwise relating to the level of the underlying will be made by the calculation agent.
If, following the occurrence of any such event, the calculation agent determines that no successor index, replacement basket or alternative method of calculation would be comparable to the original underlying, then the calculation agent will deem the closing level of the original underlying (or affected underlying constituents) on the trading day (subject to the market disruption event provisions set forth above) immediately prior to the date of such event to be its closing level on each remaining trading day to, and including, the final valuation date and will calculate the final level of the underlying giving effect to such deemed level(s).

Additional Information Regarding Estimated Value of the Notes
On the cover page of this pricing supplement, BNS has provided the initial estimated value for the Notes. The initial estimated value was determined by reference to BNS’ internal pricing models, which take into consideration certain factors, such as BNS’ internal funding rate on the trade date and BNS’ assumptions about market parameters. For more information about the initial estimated value, see “Key Risks — Risks Relating to Estimated Value and Liquidity” herein.
The economic terms of the Notes are based on BNS’ internal funding rate, which is the rate BNS would pay to borrow funds through the issuance of similar market-linked Notes, the underwriting discount and the economic terms of certain related hedging arrangements. Due to these factors, the original issue price you pay to purchase the Notes is greater than the initial estimated value of the Notes. BNS’ internal funding rate is typically lower than the rate BNS would pay when it issues conventional fixed rate debt securities as discussed further herein under “Key Risks — Risks Relating to Estimated Value and Liquidity — Neither BNS’ nor SCUSA’s estimated value of the Notes at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities”. BNS’ use of its internal funding rate reduces the economic terms of the Notes to you.
We urge you to read the “Key Risks — Risks Relating to Estimated Value and Liquidity” in this pricing supplement for additional information.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)
SCUSA, our affiliate, has agreed to purchase the Notes at the principal amount and, as part of the distribution of the Notes, has agreed to sell the Notes to UBS at the discount specified on the cover hereof. UBS offered the Notes to the public at the issue price set forth on the cover hereof. In accordance with the terms of a distributor accession letter, UBS has been appointed as a distribution agent under the distribution agreement and has agreed to purchase Notes from BNS or its affiliates. At the time we issue the Notes, we will enter into certain hedging arrangements (which may include call options, put options or other derivatives) with UBS or one of its affiliates.
In addition, SCUSA and our other affiliates may use the accompanying product supplement, underlier supplement, prospectus supplement and prospectus to which this pricing supplement relates in market-making transactions after the initial sale of the Notes. While SCUSA intends to make a market in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See “Key Risks — Risks Relating to Estimated Value and Liquidity — The Notes have limited liquidity” herein and the sections titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement and prospectus supplement for additional information.
Conflicts of Interest — SCUSA is an affiliate of BNS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, BNS will receive the gross proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. SCUSA is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
In the ordinary course of their various business activities, SCUSA, UBS and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of BNS. SCUSA, UBS and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Additionally, because UBS, or one of its affiliates, is to conduct hedging activities for us in connection with the Notes, UBS, or its affiliate may profit in connection with such hedging activities. Such profit, if any, will be in addition to the compensation that UBS, or its affiliate, receives for the sale of the Notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for UBS to sell the Notes to you in addition to the compensation they would receive for the sale of the Notes. See “Key Risks — Risks Relating to Hedging Activities and Conflicts of Interest — Hedging activities by BNS and UBS may negatively impact investors in the Notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Notes” herein for additional information.
SCUSA and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than BNS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including SCUSA’s or any affiliates’ customary bid-ask spreads) at which SCUSA or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the initial estimated value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 8 months after the trade date, provided that SCUSA may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, SCUSA and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the initial estimated value of the Notes, see “Key Risks — Risks Relating to Estimated Value and Liquidity” herein.
Prohibition of Sales to EEA Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Prohibition of Sales to United Kingdom Retail Investors — The only categories of person in the United Kingdom to whom this document may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This document is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This document may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to BNS. The Notes are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

Validity of the Notes
In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to BNS, when the Notes offered by this pricing supplement have been executed and issued by BNS and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of BNS, enforceable against BNS in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for BNS, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated February 28, 2022 filed with the SEC as an exhibit to the Current Report on Form 6-K on March 1, 2022.
In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of BNS in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of BNS, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 27, 2021, which has been filed as Exhibit 5.2 to BNS’ Form F-3/A filed with the SEC on December 27, 2021.